Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 4 to Prospectus dated May 24, 2023

Brera Holdings PLC

105,000 Class B Ordinary Shares issuable upon exercise of the Representative’s Warrants

This Prospectus Supplement No. 4 (“Prospectus Supplement No. 4”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to 105,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”), issuable upon exercise of the Representative’s Warrants. Capitalized terms used in this Prospectus Supplement No. 4 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 4 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on December 29, 2023.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on August 11, 2023, Prospectus Supplement No. 2 filed with the SEC on September 11, 2023, and Prospectus Supplement No. 3 filed with the SEC on October 10, 2023 (together, the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On December 28, 2023, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $0.7877.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is December 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒        Form 40-F ☐

Explanatory Note

Brera Holdings PLC (the “Company”) is furnishing this Form 6-K to provide the unaudited consolidated financial statements for the six months ended June 30, 2023 and 2022, including the operating and financial review and prospects for the period presented therein.

Exhibit No.	Description
99.1	Unaudited Interim Consolidated Financial Statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022
99.2	Operating and Financial Review and Prospects in connection with the Unaudited Interim Consolidated Financial Statements for the six months ended June 30, 2023
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 29, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

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